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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )(1)


                          Hibbett Sporting Goods, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    428565105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   03/31/1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /X/        Rule 13d-1(b)

         / /        Rule 13d-1(c)

         / /        Rule 13d-1(d)


---------------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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------------------------------                  --------------------------------
      CUSIP No. 428565105            13G             Page 2 of 8 Pages
------------------------------                  --------------------------------



--------------------------------------------------------------------------------
     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                         The TCW Group, Inc.

--------------------------------------------------------------------------------
     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
     3. SEC USE ONLY

--------------------------------------------------------------------------------
     4. CITIZENSHIP OR PLACE OF ORGANIZATION

                         Nevada corporation
--------------------------------------------------------------------------------
                              5.         SOLE VOTING POWER
        NUMBER OF                                                           -0-
          SHARES             ---------------------------------------------------
       BENEFICIALLY           6.         SHARED VOTING POWER
         OWNED BY                                                       691,200
           EACH              ---------------------------------------------------
        REPORTING             7.         SOLE DISPOSITIVE POWER
          PERSON                                                            -0-
           WITH              ---------------------------------------------------
                              8.         SHARED DISPOSITIVE POWER
                                                                        691,200
--------------------------------------------------------------------------------
     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                                                                        691,200
--------------------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        10.8%(see response to Item 4)
--------------------------------------------------------------------------------
    12. TYPE OF REPORTING PERSON*
                                   HC/CO
--------------------------------------------------------------------------------




                      *SEE INSTRUCTIONS BEFORE FILLING OUT
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------------------------------                  --------------------------------
      CUSIP No. 428565105            13G             Page 3 of 8 Pages
------------------------------                  --------------------------------



--------------------------------------------------------------------------------
     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Robert Day

--------------------------------------------------------------------------------
     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
     3. SEC USE ONLY


--------------------------------------------------------------------------------
     4. CITIZENSHIP OR PLACE OF ORGANIZATION

                          United States Citizen
--------------------------------------------------------------------------------
                              5.         SOLE VOTING POWER
        NUMBER OF                                                           -0-
          SHARES             ---------------------------------------------------
       BENEFICIALLY           6.         SHARED VOTING POWER
         OWNED BY                                                       691,200
           EACH              ---------------------------------------------------
        REPORTING             7.         SOLE DISPOSITIVE POWER
          PERSON                                                            -0-
           WITH              ---------------------------------------------------
                              8.         SHARED DISPOSITIVE POWER
                                                                        691,200
--------------------------------------------------------------------------------
     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                                                                        691,200
--------------------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        10.8%(see response to Item 4)
--------------------------------------------------------------------------------
    12. TYPE OF REPORTING PERSON*
                                   HC/IN
--------------------------------------------------------------------------------




                      *SEE INSTRUCTIONS BEFORE FILLING OUT
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                                                     Page 4 of 8 Pages

Item 1(a).      Name of Issuer:

                Hibbett Sporting Goods, Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                451 Industrial Lane
                Birmingham, AL 35211

Item 2(a).      Name of Persons Filing:
Item 2(b).      Address of Principal Business Office, or if None, Residence:
Item 2(c).      Citizenship:

                The TCW Group, Inc.
                865 South Figueroa Street
                Los Angeles, CA 90017
                (Nevada Corporation)

                Robert Day
                200 Park Avenue, Suite 2200
                New York, New York 10166
                (United States Citizen)

Item 2(d).      Title of Class of Securities:

                Common Stock

Item 2(e).      CUSIP Number:

                428565105

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                                                     Page 5 of 8 Pages

Item 3.   If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

          (a)    / /   Broker or dealer registered under Section 15 of the
                       Exchange Act.
          (b)    / /   Bank as defined in Section 3(a)(6) of the Exchange Act.
          (c)    / /   Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act.
          (d)    / /   Investment company registered under Section 8 of the
                       Investment Company Act.
          (e)    / /   An investment adviser in accordance with
                       Rule 13d-1(b)(1)(ii)(E).
          (f)    / /   An employee benefit plan or endowment fund in accordance
                       with 13d-1(b)(1)(ii)(F).
          (g)    /X/   A parent holding company or control person in accordance
                       with Rule 13d-1(b)(1)(ii)(G).

                           (SEE Item 7)
                           The TCW Group, Inc.
                           Robert Day (individual who may be deemed to control
                              The TCW Group, Inc. and other entities which hold the Common Stock of the issuer)

          (h)    / /   A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act.
          (i)    / /   A church plan that is excluded from the definition of an
                       investment company under Section 3(c)(14) of the
                       Investment Company Act.
          (j)    / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
          If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

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                                                     Page 6 of 8 Pages

Item 4.   Ownership **

          THE TCW GROUP, INC.
          (a)    Amount beneficially owned: 691,200
          (b)    Percent of class: 10.8%
          (c)    Number of shares as to which such person has:
                 (i)   Sole power to vote or to direct the vote: none.
                 (ii)  Shared power to vote or to direct the vote: 691,200
                 (iii) Sole power to dispose or to direct the disposition of:
                       none.
                 (iv)  Shared power to dispose or to direct the disposition of:
                       691,200

          ROBERT DAY ***
          (a)    Amount beneficially owned: 691,200
          (b)    Percent of class: 10.8%
          (c)    Number of shares as to which such person has:
                 (i)   Sole power to vote or to direct the vote: none.
                 (ii)  Shared power to vote or to direct the vote: 691,200
                 (iii) Sole power to dispose or direct the disposition of:
                       none.
                 (iv)  Shared power to dispose or to direct the disposition of:
                       691,200


-----------------------------------
(**) The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this
          Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this
          Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(***) Shares reported for Robert Day include shares reported for The TCW Group, Inc.

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                                                     Page 7 of 8 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Various persons other than as described in Item 4 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Hibbett Sporting Goods, Inc.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          SEE Exhibit A.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.  SEE Exhibits A and B.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                     Page 8 of 8 Pages

                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 8th day of April, 1999.


                                            The TCW Group, Inc.

                                            By:  /s/  Susan M. Marsch
                                                 -------------------------------
                                                 Susan M. Marsch
                                                 Authorized Signatory







                                            Robert Day

                                            By:  /s/  Susan M. Marsch
                                                 -------------------------------
                                                 Susan M. Marsch
                                                 Under Power of Attorney
                                                 filed herewith as exhibit C